Exhibit 10.2

AMENDMENT NO. 1 TO JOINT VENTURE AGREEMENT

BY AND AMONG

ASIA LEADER INVESTMENTS LIMITED

RAD INTERNATIONAL INVESTMENT FUND LTD.

SHANGHAI CENTURY ACQUISITION CORPORATION

AND

KEVIN MA

Dated: April __, 2008

AMENDMENT NO 1. TO JOINT VENTURE AGREEMENT

This Amendment No. 1 dated as of April __, 2008 (the “Amendment”) to the Joint Venture Agreement of New Goal International Limited (the “Company”) dated as of February 20, 2008 (the “Original Joint Venture Agreement”) by and among the Persons set forth on Schedule A hereto (collectively, the “Joint Venturers”) and, with respect to only the representations, warranties, covenants and agreements set forth in Article IX hereof, Mr. Kevin Ma (“Kevin Ma”). The Original Joint Venture Agreement as amended by this Amendment shall be referred to herein as the “Joint Venture Agreement” or this “Agreement”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Original Joint Venture Agreement.

A. Whereas the Joint Venturers and Kevin Ma have previously formed the Company”) and adopted the Original Joint Venture Agreement; and

B. Whereas, the Joint Venturers and Kevin Ma wish to amend the Original Joint Venture Agreement on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows.

ARTICLE I

DEFINITIONS

When used in the Joint Venture Agreement, the following terms have the following meanings:

A. “Arranger Fee” means the issuance to RAD of 12,000,000 newly issued Ordinary Shares of Shanghai Century free and clear of all liens and encumbrances.

B. “Capital Contribution” of a Joint Venturer means the amount of money in US dollars, or, in the case of property, the gross Fair Market Value on the date contributed of such property (net of any liability assumed by the Company in respect of such property or to which the property is subject), contributed to the capital of the Company by such Joint Venturer, or services rendered by such Joint Venturer to or for the benefit of the Company.

C. “Shanghai Century” means Shanghai Century Acquisition Corporation, a Cayman Islands Corporation.

ARTICLE II

AMENDMENTS TO THE ORIGINAL JOINT VENTURE AGREEMENT

A. Section 3.1.1 of the Original Joint Venture Agreement is hereby amended by amending the second sentence thereof as follows: “ The Capital Contribution to be made by Asia Leader shall be US$70,000,000 subject to adjustment as set forth in Section 3.1.2.”

B. Section 3.1.1 of the Original Joint Venture Agreement is hereby further amended by adding two new sentences immediately following the second sentence thereof to read in their entirety as follows: “At least US$10,000,000 of the Capital Contribution to be made by Asia Leader shall be in the form of cash paid on the Contribution Date; provided, however, that RAD or Kevin Ma on may, by written notice delivered to Shanghai Century on or prior to 2pm EST on April 25, 2008, inform Shanghai Century that it is unwilling to proceed with the closing of the transactions contemplated by this Agreement due to Shanghai Century’s inability to have at least US$20,000,000 so that it can fund an additional contribution in cash on the Contribution Date. Asia Leader shall be permitted to finance the remaining portion of its Capital Contribution and Shanghai Century shall retain RAD to arrange for and secure or to cause the arrangement and securing of such financing on the terms and subject to the conditions set forth in Section. 3.1.4 of this Agreement.

C. Section 3.1.1(a) of the Original Joint Venture Agreement is hereby amended by adding the words “ as amended from time to time by the mutual written consent of the parties thereto” immediately after the word “hereof” in the third line thereof.

D. Section 3.1.1 of the Original Joint Venture Agreement is hereby further amended by adding a new subsection (j) thereto to read in its entirety as follows: “(j) the Supplementary Agreement dated as of April 23, 2008 by and among the Company, NCIL, FAW Volkswagen Sales Co., Ltd and Beijing Zhongyida Business Group Co., Ltd (the “Auto Supplementary Agreement”) and the Supplementary Agreement dated as of April 23, 2008 by and between the Company and NCIL (the “ATM Supplementary Agreement”).

E. A new Section 3.1.4 shall be added to the Joint Venture Agreement to read in its entirety as follows:

“3.1.4 Arranger Services and Fee RAD agrees to arrange for and secure or to cause the arrangement and securing of financing for such portion of the capital contribution required to be made to Company by Asia Leader pursuant to this Agreement, that is not made in cash by Asia Leader to the Company on the Contribution Date. In consideration for the performance of such arranger services, Shanghai Century agrees to pay to RAD the Arranger Fee. The Arranger Fee shall be paid to RAD on the date immediately following the date on which the Shanghai Century has obtained the approval of its shareholders in accordance with the rules of the American Stock Exchange for the issuance to RAD of the Ordinary Shares that constitute the Arranger Fee. Shanghai Century agrees that it will call a meeting of its shareholders at which it will seek such shareholder approval no later than May 31, 2008.”

F. A new Section 3.1.5 shall be added to the Joint Venture Agreement to read in its entirety as follows:

“3.1.5 Certain Voting Arrangements Shanghai Century agrees that on or prior to May 2, 2008, that it shall execute and deliver and shall cause each of its founding shareholders to executes and deliver a Voting Agreement with RAD whereby each party would agree that (i) until May 31, 2008 and at all times thereafter for so long as RAD and its Affiliates own at least a majority of Shanghai Century’s outstanding Ordinary Shares, that RAD shall have the right to(x) nominate a majority of the candidates for election to Shanghai Century’s Board of Directors and (y) designate the candidate to serve as the Chairman of the Board of Directors of Shanghai Century and (ii) he will vote all Ordinary Shares then beneficially owned by such party in favor of the nominees selected by RAD.

G. Section 3.4.1(d) of the Original Joint Venture Agreement is hereby amended by adding the words “, the Auto Supplementary Agreement, ATM Supplementary Agreement” immediately after the words “Automobile Supply Contract” in the sixth line thereof.

H. Section 3.4.1(e) of the Original Joint Venture Agreement is hereby amended by adding the words “, the Supplementary Agreement, the ATM Supplementary Agreement” immediately after the words “First Refusal Agreement” in the eighth line thereof.

ARTICLE III

MISCELLANEOUS

A Effectiveness This Amendment shall become effective as of the date first above written.

B. Continued Effectiveness of the Original Joint Venture Agreement Except as expressly amended herein, all terms and provisions of the Original Joint Venture Agreement are and shall continue to be in full force and effect and the parties hereto shall be entitled to the full benefits thereof.

C. Governing Law This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any principles of conflicts of laws that would result in the application of the law of any other jurisdiction.

D. Counterparts This Amendment may be executed by the parties hereto in any number of separate counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first written above.

ASIA LEADER INVESTMENTS LIMITED
By:
Name:	Richard Li
Title:	Director

RAD INTERNATIONAL INVESTMENT FUND LTD.
By:
Name:	Kevin Ma
Title:	Director

Kevin Ma

For purposes of Sections 3.1.4 and 3.1.5 only:
SHANGHAI CENTURY
ACQUISITION CORPORATION

By:____________________
Name: Franklin D. Chu
Title: co-Chief Executive Officer

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